Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements listed below of DCT Industrial Trust Inc. and in the related Prospectuses of our report dated February 27, 2009 with respect to the consolidated financial statements and schedule of DCT Industrial Trust Inc., and the effectiveness of internal control over financial reporting of DCT Industrial Trust Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

Form S-8 (No. 333-137929)

Form S-8 (No. 333-145252)

Form S-3 (No. 333-141910)

Form S-3 (No. 333-141913)

Form S-3 (No. 333-145253)

/s/ ERNST & YOUNG LLP

Denver, Colorado

February 27, 2009